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Exhibit 3.27

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
TO THE CERTIFICATE OF AMENDMENT
OF
MINNESOTA, DAKOTA & WESTERN RAILWAY COMPANY

        I, Thomas E. Carlile, Chief Financial Officer of Minnesota, Dakota & Western Railway Company, a corporation duly organized and existing under the laws of the State of Minnesota, do hereby certify:

        1.     That by joint written consent of the sole Shareholder and sole Director in lieu of a special meeting on October 27, 2004, a resolution was adopted providing for the Amended and Restated Articles of Incorporation to the Certificate of Amendment of Articles of Incorporation of the Corporation as follows:

ARTICLE I
NAME

        The name of the Corporation is Minnesota, Dakota & Western Railway Company (The "Corporation").

ARTICLE II
REGISTERED OFFICE AND AGENT

        The address of the Corporation's registered office in the State of Minnesota is Capital Professional Buildings, 590 Park Street, Suite 6, St. Paul, Minnesota 55103. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III
PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Minnesota Business Corporation Act ("MBCA").

ARTICLE IV
CAPITAL STOCK

        The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares consisting of:

        One thousand (1,000) shares of Common Stock, par value one cent ($0.01) per share.

ARTICLE V
DURATION

        The Corporation is to have perpetual existence.

ARTICLE VI
BOARD OF DIRECTORS

        In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE VII
MEETINGS OF STOCKHOLDERS; BOOKS OF CORPORATION

        Meetings of stockholders may be held within or without the State of Minnesota, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Minnesota at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE VII
LIMITATION OF LIABILITY

        To the fullest extent permitted by the MBCA of the State of Minnesota as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX
AMENDMENT

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the State of Minnesota, and all rights conferred upon stockholders herein are granted subject to this reservation.

        IN WITNESS WHEREOF, this Amended and Restated Articles of Incorporation has been signed by J.W. Holleran, the Corporation's authorized officer, this 27th day of October, 2004.

MINNESOTA, DAKOTA & WESTERN RAILWAY COMPANY
/s/ J. W. HOLLERAN J. W. Holleran, President

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AMENDED AND RESTATED ARTICLES OF INCORPORATION TO THE CERTIFICATE OF AMENDMENT OF MINNESOTA, DAKOTA & WESTERN RAILWAY COMPANY